UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C., 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

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[ ] Preliminary proxy statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-12

ESCO TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE ANNUAL MEETING OF

THE STOCKHOLDERS OF

ESCO TECHNOLOGIES INC.

St. Louis, Missouri
December 22, 2009

TO THE STOCKHOLDERS OF
ESCO TECHNOLOGIES INC.:

The Annual Meeting of the Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 on Thursday, February 4, 2010, commencing at 9:30 A.M. central time, at which meeting only holders of record of the Company’s common stock at the close of business on December 4, 2009 will be entitled to vote, for the following purposes:

1. To elect two directors to serve for a term expiring in 2013;

2. To vote on a proposal to ratify the Company’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010; and

3. To transact such other and further business, if any, as lawfully may be brought before the meeting and any adjournment or postponement thereof.

The Company has mailed to Stockholders a separate notice (dated December 22, 2009) of internet availability of the proxy materials containing instructions on how to access the proxy materials and vote electronically via the internet, or vote by phone, by mail or in person. A paper or e-mail copy of the proxy materials may be requested using one of the methods described in that separate notice.

ESCO TECHNOLOGIES INC.

BY
Chairman, Chief Executive
Officer and President

     Secretary

Even though you may plan to attend the meeting in person, please vote electronically via the internet or by telephone (toll-free 1-866-265-2401), or, if you requested paper or e-mail copies of the proxy materials, please complete, sign, date and return the proxy card in the return postage-paid envelope.

NOTICE OF THE ANNUAL MEETING OF
PROXY STATEMENT
I. ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
CORPORATE GOVERNANCE
COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
PENSION BENEFITS
EMPLOYMENT AGREEMENTS
SEVERANCE PLAN
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
II. PROPOSAL TO RATIFY COMPANY’S APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010
III. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES
IV. VOTING
V. STOCKHOLDER PROPOSALS

ESCO TECHNOLOGIES INC.

9900A Clayton Road, St. Louis, Missouri 63124

PROXY STATEMENT

FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD FEBRUARY 4, 2010

This proxy statement is furnished to the holders of all of the issued and outstanding shares of common stock (the “Common Shares”) of ESCO Technologies Inc. (the “Company”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Stockholders to be held February 4, 2010, and all adjournments thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Stockholders. Such holders are hereinafter referred to as the “Stockholders”. The Company is first providing access to these proxy materials including the form of proxy to Stockholders on or about December 22, 2009.

Whether or not you expect to be present in person at the meeting, please submit your vote in advance using one of the voting methods described in the separate notice dated December 22, 2009. In voting, you have several choices:

•	You may vote on each proposal, in which case the Common Shares will be voted in accordance with your choices.

•	You may, when appropriate, indicate a preference to abstain on any proposal, which will have the effect described in “VOTING” on page 27.

•	You may return a properly executed proxy form without indicating your preferences, in which case the proxies will vote the Common Shares as follows: (1) FOR election of the directors nominated by the Board of Directors, (2) FOR the proposal to ratify the Company’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010, and (3) in the proxy holder’s discretion on such other business as may properly come before the meeting.

Any person giving such proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and casting a contrary vote in person.

The close of business on December 4, 2009 was fixed as the record date for the determination of the Stockholders entitled to vote at the Annual Meeting of the Stockholders. As of the record date, 26,422,188 Common Shares were outstanding and entitled to be voted at such meeting. The Stockholders will be entitled to cast one vote for each Common Share held of record on the record date.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2009 is available for review at www.escotechnologies.com.

The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and via the internet, and the expense thereof will be paid by the Company. Proxies may also be solicited by telephone, e-mail or telefax by directors, officers or regular employees of the Company.

I.  ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote FOR election of V.L. Richey, Jr. and J.M. Stolze, the two nominees for Directors listed below.

Nominees and Continuing Directors

The Company’s Bylaws provide that the number of directors shall not be less than three nor greater than ten, and shall be determined from time to time by majority vote of the Board of Directors. In accordance with the Bylaws, the Board of Directors has fixed the number of directors at seven. Currently, there is a total of six directors. Pursuant to the Company’s Articles of Incorporation, a majority of the directors in office may fill any vacancy on the Board of Directors. As of the date of mailing of this proxy statement, the Nominating and Corporate Governance Committee has not determined whether or whom to propose as a candidate for an additional director. The Board is divided into three classes, with the terms of office of each class ending in successive years. Two directors of the Company are to be elected for terms expiring at the Annual Meeting in 2013, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Board of Directors and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. Proxies cannot be voted for more than two nominees.

Name, Age, Principal Occupation or	Served as
Position, Other Directorships	Director Since

NOMINEES FOR TERMS ENDING IN 2013
V.L. Richey, Jr., 52	2002
Chairman, Chief Executive Officer and President of the Company
J.M. Stolze, 66	1999
Retired Vice President and Chief Financial Officer, Stereotaxis, Inc., manufacturer of medical instruments
TO CONTINUE IN OFFICE UNTIL 2012
J.M. McConnell, 68	1996
Retired Chief Executive Officer, Instron Corporation, manufacturer of scientific instruments
Director of Warren Resources, Inc.
D.C. Trauscht, 76	1991
Chairman, BW Capital Corporation, private investment company
Director of Bourns Inc.
TO CONTINUE IN OFFICE UNTIL 2011
L.W. Solley, 67	1999
Retired Executive Vice President, Emerson Electric Co., manufacturer of electrical and other products
J.D. Woods, 78	2001
Chairman Emeritus and retired Chief Executive Officer, Baker Hughes Incorporated, supplier of oilfield equipment and services
Director of Foster Wheeler Ltd. and Complete Production Services, Inc.

Each of the nominees and continuing directors has had the same position with the same employer as stated in the preceding table during the past five years, except as follows:

Since April 2003, Mr. Richey has been Chairman and Chief Executive Officer of the Company. Since September 30, 2006, he has also been President.

From May 2004 until November 2009, Mr. Stolze was Vice President and Chief Financial Officer of Stereotaxis, Inc.

Board of Directors and Committees

The Board of Directors has determined that none of the non-management directors has any relationship with the Company other than in his capacity as a director and stockholder, and, as a result, such directors are determined to be independent under the standards of the New York Stock Exchange. The non-management directors are J.M. McConnell, L.W. Solley, J.M. Stolze, D.C. Trauscht and J.D. Woods.

There were four meetings of the Board of Directors during fiscal 2009. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served. The Company’s policy requires the attendance of all directors at the Annual Meeting of Stockholders, except for absences due to causes beyond the reasonable control of the director. Each of the six directors in office at the time of the 2009 Annual Meeting attended that meeting except Mr. McConnell, who was absent due to illness.

The many responsibilities and the substantial time commitment of being a director of a public company require that the Company provide adequate incentives for the directors’ continued performance by paying compensation commensurate with the directors’ expertise and duties. The non-management directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Directors who are employees of the Company do not receive any compensation for service as directors. Compensation paid to non-management directors is as follows: annual cash retainer — $30,000; additional annual cash retainer for Lead Director — $15,000; annual fee for four Board meetings — $4,800; annual cash retainer for Chairman of Audit and Finance Committee — $7,000; annual cash retainer for Chairmen of Human Resources and Compensation and Nominating and Corporate Governance Committees — $5,000; annual fee for four meetings of Audit and Finance Committee and Human Resources and Compensation Committee — $4,800; annual fee for five meetings of Nominating and Corporate Governance Committee — $6,000. All of the above-mentioned cash retainers and fees are paid in January of each year. In addition, for attendance at any Board or Committee meeting in excess of the numbers stated above, a fee of $1,200 may be paid following such meeting. Also, each non-management director receives a retainer of 800 Common Shares per quarter.

Under the Company’s Directors’ Extended Compensation Plan, a Plan for non-management Directors who began Board service prior to April 2001, each director currently on the Board who has served as a non-management director for at least five years will, after the later of termination of services as a director or reaching age 65, receive for life an annual benefit equal to a percentage of the fiscal year 2001 annual cash retainer for directors of $20,000. Such percentage ranges from 50% to 100% based upon years of service as a director. In the event of death of a retired director who is eligible under this plan, 50% of the benefit will be paid to the surviving spouse for life. On or after retirement, if the eligible director so elects, the actuarial equivalent of the benefit may be received in a single lump sum. Certain of the eligible directors have elected to receive this lump sum distribution at the time of retirement, in compliance with section 409(a) of the Internal Revenue Code.

Directors may elect to defer receipt of all of their cash compensation and/or all of their quarterly stock retainer. If elected, the deferred amounts are credited to the director’s deferred compensation account in stock equivalents. Deferred amounts will be distributed in Common Shares or cash at such future dates as specified by the director unless distribution is accelerated in certain circumstances, including a change in control of the Company. The stock portion which has been deferred may only be distributed in Common Shares.

Directors are subject to stock ownership guidelines. Under these guidelines, each independent director is expected to accumulate shares having a total cash value equal to five times the annual cash retainer. These shares must be accumulated within five years of guideline adoption or appointment to the Board. All directors are in compliance with the guidelines.

DIRECTOR COMPENSATION

The following table sets forth the compensation of the Company’s non-management directors for fiscal 2009.

						Change in
						Pension
	Fees					Value and
	Earned				Non-Equity	Nonqualified
	or Paid		Stock	Option	Incentive Plan	Deferred
	in Cash		Awards	Awards	Compensation	Compensation	All Other	Total
Name	($)		($)(1)	($)	($)	Earnings(2)	Compensation ($)	($)

J.M. McConnell	$45,600	(3)	$139,976			$25,320		$210,896
L.W. Solley	45,600	(4)	139,976			48,026		233,602
J.M. Stolze	46,600	(5)	139,976			51,155		237,731
D.C. Trauscht	70,400	(6)	139,976			14,005		224,381
J.D. Woods	44,600	(7)	139,976			24,757		209,333

(1)	Dollar amounts based on the market value of the stock on the date of each quarterly award of 800 shares under the Compensation Plan for Non-Employee Directors. The amounts reflect the actual dollar amounts recognized for financial statement reporting purposes for fiscal 2009.

Date of Award	Shares	Share Price

October 1, 2008	800	$48.22
January 2, 2009	800	42.36
April 1, 2009	800	37.98
July 1, 2009	800	46.41

(2)	Represents the increase in actuarial present value of the accumulated benefits under the Company’s extended compensation plan for non-management directors from September 30, 2008 to September 30, 2009. Non-management directors are eligible to participate in the plan after at least five years of Board service. The plan pays benefits as a percentage of $20,000 at time of retirement based on completed years of Board service. The percentage is 50% for five years of Board service and increases by 10% for each additional year of service to 100% for ten or more years of Board service. Benefits are paid quarterly commencing the later of the director’s 65th birthday or retirement. In the event of death, 50% of the annual benefit is payable to the surviving spouse for the life of the spouse. The change in pension value shown above includes the effect of changes in actuarial assumptions from year to year. Pension values increased due to the effect of changes in actuarial assumptions. The increase in pension value due to assumption changes for Messrs. McConnell, Solley, Stolze, Trauscht and Woods was $29,526, $30,982, $33,287 $19,315 and $13,151, respectively.

(3)	Represents: annual cash retainer — $30,000, board meeting fees — $4,800, committee meeting fees — $10,800.

(4)	Represents: annual cash retainer — $30,000, board meeting fees — $4,800, committee meeting fees — $10,800.

(5)	Represents: annual cash retainer — $30,000, board meeting fees — $4,800, committee meeting fees — $4,800, committee chairman fee — $7,000.

(6)	Represents: annual cash retainer — $30,000, lead director fee — $15,000, board meeting fees — $4,800, committee meeting fees — $15,600, committee chairman fee — $5,000.

(7)	Represents: annual cash retainer — $30,000, board meeting fees — $4,800, committee meeting fees — $4,800, committee chairman fee — $5,000.

CORPORATE GOVERNANCE

The Board of Directors has adopted corporate governance guidelines and a code of business conduct and ethics applicable to all of the Company’s directors, officers and employees. Additionally, the Board of Directors has adopted a code of ethics for senior financial officers applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar duties. These documents are posted on the Company’s web site: www.escotechnologies.com. A copy of each of the corporate governance guidelines, the code of business conduct and ethics and the code of ethics for senior financial officers is also available in print to any Stockholder who requests it.

Mr. Trauscht, the Company’s Lead Director, presides at meetings of the non-management directors (each of whom is deemed independent), which normally occur in conjunction with each Board meeting. Parties desiring to communicate concerns regarding the Company to the non-management Directors may direct correspondence to the Lead Director of the Board at the following address: Mr. D.C. Trauscht, Lead Director, ESCO Technologies Board of Directors, ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186. Parties who wish to communicate with a particular director may write to such director at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, Attn: Secretary. All such letters will be forwarded promptly to the relevant director.

Related Person Transactions and Procedures

The Company reviews relationships and transactions in which the Company and Related Persons are participants to determine whether such Related Persons have a direct or indirect material interest. Related Persons include the Company’s directors, director nominees, executive officers, 5% or more Stockholders or their immediate family members. The Company has developed and implemented processes and controls to obtain information from Related Persons about Related Person Transactions and for the purpose of determining, based on the facts and circumstances, whether a Related Person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to a Related Person are disclosed in this proxy statement.

Pursuant to these processes, all directors and executive officers annually complete, sign and submit a Directors’ and Officers’ Questionnaire and a Conflict of Interest Questionnaire that are designed to identify Related Person Transactions and both actual and potential conflicts of interest. Additionally, 5% or more Stockholders are requested to respond to certain questions designed to identify direct or indirect material interests by such 5% or more Stockholder in any transactions with the Company. The Company’s policy on Related Person Transactions requires prompt notice to the General Counsel by a Related Person of any material interest that such Related Person may have in a proposed transaction with the Company. If the Chairman of the Corporate Governance and Nominating Committee determines that a conflict exists, after notice from the General Counsel, the Committee will review the material facts of the proposed transaction and determine whether to approve or disapprove such transaction. The Committee will consider whether the transaction with the Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. If advance Committee approval is not feasible or is not obtained, review of the transaction will occur after the fact, and the Committee shall be empowered to approve, ratify, amend, rescind or terminate the transaction.

COMMITTEES

The members of the Board of Directors are appointed to various committees. The standing committees of the Board are: the Executive Committee, the Audit and Finance Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors.

The Executive Committee’s function is to exercise the full authority of the Board of Directors between Board meetings, except that the Executive Committee may not take certain specified actions which the Board of Directors has reserved for action by the whole Board. The Committee held one meeting in fiscal 2009. Mr. Richey (Chairman) and Mr. Trauscht are the members of the Committee.

The Audit and Finance Committee’s functions generally are to assist oversight by the Board of Directors of the Company’s financial reporting process, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s (the “accounting firm”) qualifications and independence, and the performance of the Company’s internal audit function and the accounting firm. These functions include the responsibility to appoint, retain and oversee the accounting firm and its performance of the annual audit; to annually evaluate the qualifications, independence and prior performance of the accounting firm; to review the scope of the accounting firm’s work and approve its annual audit fees and any non-audit service fees; to review the Company’s internal controls with the accounting firm and the internal audit executive; to review with the accounting firm any problems it may have encountered during the annual audit; to discuss 10-K and 10-Q reports with management and the accounting firm before filing; to review and discuss earnings press releases; to discuss with management major financial risk exposures; to review the annual plan and associated resource allocation of the internal audit function; to review the Company’s reports to Stockholders with management and the accounting firm, and to receive certain assurances from management; to prepare a report as required by the SEC (the “SEC”) to be included in the annual proxy statement; and to review the effectiveness of the Company’s legal, regulatory and corporate governance compliance programs. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Board of Directors has determined that Mr. Stolze, the Chairman of the Audit and Finance Committee, is an audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is independent within the meaning of the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal 2009. Mr. Stolze (Chairman), Mr. McConnell and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

The Human Resources and Compensation Committee’s functions generally are to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer; to evaluate the Chief Executive Officer’s performance in light of these goals and objectives; to determine and approve the Chief Executive Officer’s compensation level based upon the evaluation; to review and approve the compensation of officers and other key executives, incentive compensation plans, equity-based plans and other compensation plans; to review and approve material changes to benefit programs, including new programs; to review the performance, development, and succession planning for the Company management; to assure that executive officers and other senior executives of the Company are compensated in a manner consistent with the strategy of the Company and competitive practice; to review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and recommend its inclusion in the annual proxy statement and Form 10-K for filing with the SEC; and to oversee the Charitable Contributions Program. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met four times in fiscal 2009. Mr. Woods (Chairman), Mr. Solley and Mr. Trauscht are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

The Nominating and Corporate Governance Committee’s functions generally are to identify and recommend approval of individuals qualified to become Board members; to recommend director nominees for selection to the Board; to review the composition of the Board committees; to develop and recommend to the Board effective corporate governance guidelines; to oversee the Company’s ethics programs; to review conflicts of interest involving related persons, including oversight and administration of the Related Party Transactions policy; and to lead the Board in its annual review of the Board’s performance. The Committee will consider candidates for election as directors recommended by Stockholders and evaluate such individuals in the same manner as other candidates proposed to the Committee. All candidates must meet the legal, regulatory and exchange requirements applicable to members of the Board of Directors. The Committee has not established other specific minimum qualifications that must be met by a candidate in order to be considered for nomination by the Committee, but requires that candidates have varied business and professional backgrounds; be persons of the highest integrity; possess sound business judgment and possess such other skills and experience as will enable the Board to act in the long-term interests of the Stockholders. Additionally, the Committee may establish and utilize such other specific membership criteria as the Committee deems appropriate from time to time in light of the Board’s need of specific skills and experience. The Committee may identify new candidates for nomination based on recommendations from Company management, employees, non-management directors, third party search firms, Stockholders and other third parties. Consideration of a new candidate typically involves the Committee’s review of information pertaining to such candidate and a series of internal discussions, and may proceed to interviews with the candidate. New candidates are evaluated based on the above-described criteria in light of the specific needs of the Board and the Company at the time. Incumbent directors whose terms are set to expire are evaluated based on the above-described criteria, as well as a review of their overall past performance on the Board of Directors. The Committee has the authority to engage third party search firms to identify candidates, but did not do so in fiscal 2009.

Stockholders who wish to recommend director candidates for the next Annual Meeting of Stockholders should notify the Committee no later than September 1, 2010. Submissions are to be addressed to the Nominating and Corporate Governance Committee, c/o the Company’s Corporate Secretary, Alyson S. Barclay, at ESCO Technologies Inc., 9900A Clayton Road, St. Louis, MO 63124-1186, which submissions will then be forwarded to the Committee. The Committee is not obligated to nominate any such individual for election. No such Stockholder candidates have been received by the Company for this Annual Meeting. Each member of the Committee is an independent director, as defined in the applicable listing standards of the New York Stock Exchange. The Committee met five times in fiscal 2009. Mr. Trauscht (Chairman), Mr. McConnell and Mr. Solley are the members of the Committee. The Committee’s charter is posted on the Company’s web site: www.escotechnologies.com under the Corporate Governance link and is available in print to any Stockholder who requests it.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, the members of the Human Resources and Compensation Committee were L.W. Solley, D.C. Trauscht and J.D. Woods. None of the foregoing (i) was during fiscal 2009 an officer or employee of the Company; (ii) was formerly an officer of the Company; or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

Report of the Audit and Finance Committee

The Audit and Finance Committee (the “Committee”) oversees and monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the year ended September 30, 2009, including a discussion of the quality and the acceptability of the Company’s financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with the independent registered public accounting firm (the “accounting firm”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States of America. In addition, the Committee discussed with the accounting firm its independence from management and the Company, including the impact of any non-audit-related services provided to the Company and the matters in the accounting firm’s written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board received by the Company regarding the accounting firm’s communications with the Committee concerning independence. The Committee also discussed with the accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended.

Further, the Committee discussed with the Company’s internal audit executive and the accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit executive and the accounting firm, with and without management present, to discuss the results of the examinations, their evaluations of the Company’s internal controls (including internal controls over financial reporting), and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC. The Committee also evaluated and reappointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010.

The Audit and Finance Committee

J.M. Stolze, Chairman
J.M. McConnell
D.C. Trauscht

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources and Compensation Committee (the “Committee”) is responsible for determining the compensation of the Chief Executive Officer, other senior officers and key executives of the Company.

Compensation Objectives

The Committee’s objective is to develop and maintain compensation packages most likely to attract, retain, motivate, and reward the Company’s executive officers and other senior officers and key executives. Compensation programs are designed to be consistent with those of other companies engaged in similar industries and/or of similar size with which the Company is likely to compete for talent to enable the Company to employ and retain a high-quality management team. The Committee seeks to use at-risk compensation to maximize the alignment of executive compensation with the long-term interests of Stockholders.

Compensation Summary

The Committee offers its executive officers a compensation package that includes:

•	A competitive base salary;

•	An annual at-risk cash bonus opportunity based on key performance measures;

•	Long-term equity incentive compensation (“LTI”) based on Company stock performance and retention factors;

•	Protection in the form of change of control arrangements through a Severance Plan and employment agreements; and

•	Appropriate and reasonable perquisites.

The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account market checking described below and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Committee also considers tally sheets which provide, for each executive officer, a recap of each principal element of compensation as well as benefits, perquisites, outstanding equity awards and stock ownership or potential ownership. The tally sheets also reflect the incremental compensation as a result of various termination scenarios and each element of pay or benefits impacted. The Committee retains the discretion to adjust all elements of compensation as it deems appropriate, subject to the requirements of stockholder approved plans.

Compensation Consultant and Market Checking

The Committee is authorized by its charter to employ independent compensation and other consultants. Every other year and for fiscal 2009, the Committee has engaged Towers Perrin, a nationally recognized compensation consulting firm (“Compensation Consultant”), to assist the Committee in evaluating executive compensation. An unrelated branch of Towers Perrin has historically been engaged to perform actuarial services for the Company. The Compensation Consultant periodically attends the Committee meetings at the Committee’s request and provides information, research and analysis pertaining to executive compensation as requested by the Committee, including updates on market trends, survey data and analysis for market checking. In September 2008, the Compensation Consultant prepared a report which the Committee and management used for their fiscal 2009 market checking. The report included market data from two separate groups of companies as set forth below:

1. A comparative group of six peer companies selected on the basis of industry type, and within each industry, closest comparable size in the utility solutions, test and filtration industries, identified in the Company’s 2008 annual report to stockholders as the “2007 Peer Group”, and comprised as follows:

Utility Solutions Group: Test: Filtration:	Itron, Inc. Tektronix Inc. Pall Corporation	Badger Meter, Inc. Clarcor, Inc.	Roper Industries Inc.

2. A combination of two surveys of general manufacturing companies adjusted to the Company’s relative size. This second group is included to ensure that comparisons are made with competitors, as well as manufacturing companies of a size similar to the Company. There were between 144 and 272 companies

(depending on the position) that participated in the Compensation Consultant’s surveys for the executive officer positions.

For each of the Company’s executive officer positions and each principal element of compensation (base salary, cash bonus and LTI), as well as total cash compensation (base salary and cash bonus), and target total direct compensation (target cash compensation and LTI), a review is made against an annual median market rate determined based on the average of these two groups. For fiscal 2009, the Company utilized the average of the 25th and 50th percentiles for the peer companies, due to their larger company size, in determining the average market rates. For FY 2009, the 50th and 75th percentiles were averaged for the manufacturing group due to the Company’s relative business complexity.

Each principal element of compensation is reviewed independently against the market rates. Relative Company performance is also periodically compared to the then current peer group to test the overall reasonableness of pay for performance for years in which the Compensation Consultant is engaged.

The September 2008 report included a review of the internal pay relationships between the CEO and other executive officers and a comparison of the pay relationship between like officers in similar sized manufacturing companies. The report reflected that the CEO’s pay is well aligned with the other executive officers of the Company and is in line with the pay relationships at the manufacturing companies group. Accordingly, the Committee determined that no changes to the compensation practices were required for fiscal 2009.

In the years in which the Compensation Consultant is not engaged, the Company ages the prior year’s data from the manufacturing surveys included in the Consultant’s report (by applying a multiplier to the Consultant’s prior year survey data consistent with the average market increase for executives in the prior year), and collects pertinent information from peer proxy filings, such as base salary.

Principal Elements of Compensation

The principal elements of compensation (base salary, cash bonus and LTI) for the executive officers are shown in the Summary Compensation Table on page 15.

Annual Base Salaries  Base salaries are designed to attract, retain, motivate and reward competent, qualified, experienced executives to operate the business. The Company emphasizes performance-based compensation for the executive officers. Historically, the executive officers’ salaries have been targeted to the median of the annual market rates, as adjusted for the relative value of the jobs within the Company to those in the comparison companies. At the discretion of the Committee, with input by the CEO, executive officers with significant experience and responsibility who consistently demonstrate exemplary performance may be paid more than the market rates set for their positions, while less experienced executive officers may be paid salaries less than the market rates.

Fiscal 2009 base salaries for the executive officers were set by the Committee at the beginning of the fiscal year. The salaries were set based on the Committee’s review of current salary levels and target total cash compensation (base salary and cash bonus) compared to the established annual market rates and took into account, for the CEO, fiscal 2008 individual and Company performance, and for the other executive officers, a subjective evaluation of the executives’ fiscal 2008 performance with input of the CEO.

In considering fiscal 2008 Company performance for the CEO’s base salary determination, the Committee took into account the Company’s financial and operating performance, including: the Company experienced strong operating performance across all three business segments; the Company’s consolidated sales increased 40%; EBIT increased 113%; EBIT margin increased 450 basis points; EPS-Continuing Operations increased 55%; net cash provided by operating activities increased 71%; entered orders increased 35%; and progress was made on the execution of the Aclara contracts with Pacific Gas & Electric. In addition, during fiscal 2008, the Company completed the acquisition of Doble Engineering Company and the divestiture of Filtertek. Based on these factors, the Committee increased the CEO’s base salary and bonus compensation, and set the target total cash compensation for the CEO for fiscal 2009 at the median market rate.

Based on the individual contributions made by the other executive officers and the market rates, the Committee approved a 2009 increase in base salary for the Executive VP and CFO and the Senior VP and General Counsel. Target total cash compensation (base salary and cash bonus) for 2009 was set at the market median rate for the Executive VP and CFO and below the market median rate for the Senior VP and General Counsel. The manufacturing survey data, however, indicated that total cash compensation for the Senior VP and General Counsel was at the market median rate. The Company concluded that due to the small sample size of the peer survey its data was not reflective of the market.

Cash Bonus  The Committee uses annual performance-based cash bonuses to compensate the executive officers. The Committee establishes performance targets for executive officers, using financial, operational and individual goals linking compensation to overall Company performance. The executive officers’ goals are determined by each officer and submitted to the CEO for his review, except with respect to his goals which are evaluated and approved by the Lead Director.

For the executive officers, the Company operated two short-term cash bonus plans in fiscal 2009: (i) the Incentive Compensation Plan for Executive Officers (“ICP”); and (ii) the Performance Compensation Plan (“PCP”). These at-risk plans closely link the executive officer’s pay to the Company’s financial results and provide for compensation variability through reduced payments in times of poor performance and higher compensation in times of strong performance. The ICP is a Section 162(m) stockholder approved plan with a fixed target and a range.The PCP also has a fixed target and a range, but allows for Committee discretion in determining actual bonus payouts.

The target short-term bonuses are divided equally between the two plans for the executive officers. The target percentage of total cash compensation represented by the ICP and PCP is based on the level of the position, with targets for fiscal 2009 as follows:

	Cash Bonus — Fiscal 2009
					Target ICP		Target PCP
		Base %		Bonus %		% of		% of
	Base	Total	Bonus	Total		Total		Total
	Salary	Cash	Target	Cash		Cash		Cash
	($)	Comp.	($)	Comp.	($)	Comp.	($)	Comp.

Chairman & CEO	$675,000	60%	$450,000	40%	$225,000	20%	$225,000	20%
EVP & CFO	450,000	65%	245,000	35%	122,500	17.5%	122,500	17.5%
SVP & General Counsel	253,000	70%	109,000	30%	54,500	15%	54,500	15%

The higher at-risk target percentage for the CEO as compared to the other executive officers is based on the Company’s at-risk philosophy, and his role as CEO of the Company. Likewise the CFO’s position has a higher percentage as compared to the Senior VP and General Counsel, based on his expanded responsibilities. Typically near the beginning of each fiscal year, the Committee sets performance targets and evaluation criteria and approves the minimum and maximum multipliers which will be applied to the targets to determine payments under both plans. The Committee approves the performance targets after reviewing the Company’s business plans and determining the short-term business metrics which the Company’s senior management should focus on most in order to drive results. Because of the broad responsibilities of the executive officers, their targets are tied to Company-wide measures.

In determining the fiscal 2009 combined ICP and PCP bonus target for the CEO, the Committee considered the actual total cash compensation of the CEO compared to the market rate and the bonus target percentage for this position, in conjunction with the increase in base salary. During the first quarter of fiscal 2009, the Committee agreed to measure 50% of the bonus target (the ICP bonus) against the EPS Target (defined below), and measure the other 50% of the bonus target (the PCP bonus) against (i) the achievement of the Cash Flow Target (defined below) (weighted at 35%); and (ii) the execution of individual objectives (weighted at 15%), which were established by the Committee in consultation with the Lead Director at the beginning of fiscal 2009.

The fiscal 2008 report of the Compensation Consultant reflected that the Company’s short-term bonus target percentages (ICP and PCP combined targets) were generally in line with the market median levels for the manufacturing companies group. The peer companies had a larger portion of total direct compensation allocated to long term incentives, hence the cash compensation percentages are lower. For fiscal 2009, the Committee approved two criteria for the PCP. One was cash flow (weighted at 70%) with a target of $100 million (the “Cash Flow Target”), and the second was individual objectives (weighted at 30%) measured against strategic management objectives The individual performance criteria were deemed to be significantly challenging for the individuals and necessary for the continuing business success of the Company. The PCP had a multiplier for cash flow which ranged from .20 to 2.0 times the target compensation and a multiplier for individual objectives which ranged from 0 to 1.0 times the target compensation.

For fiscal 2009, the target multipliers under the ICP ranged from .20 to 2.0 times the target cash bonus. For fiscal 2009, the ICP evaluation criteria approved by the Committee was an objective EPS target of $2.07 (the “EPS Target”). This target was determined at the beginning of the fiscal year on the basis of subsidiary projections and senior management input. The Committee recognized the uncertainty of the economy at the time the target was established.

The actual fiscal 2009 combined ICP and PCP bonus payment to the CEO was based upon the factors identified above. The ICP bonus was based on the Company’s reported EPS of $1.88, which was 90% of the 2009 fiscal year target of $2.07. The bonus was paid at a .52 multiplier. The PCP bonus was based on the Committee’s evaluation of the cash flow from operations target established for the PCP of +$100 million. The bonus was paid at a 2.0 multiplier, as the actual cash flow was $110 million.

In 2009, in accordance with the PCP, the Committee authorized a one-time discretionary increase adjustment to the PCP payments for the executive officers other than the CEO. Fiscal year 2009 was a difficult business environment, and the officers’ performance was instrumental in ensuring the Company’s success. Lower 2009 LTI awards were made to recognize the cost-cutting measures made across the Company, and these discretionary awards were made to ensure the retention of these key executive officers and are reflective of their efforts and diligence in the Company’s success for 2009.

Long-Term Equity Incentive Compensation  The Committee historically has granted LTI in the form of performance-accelerated restricted shares (PARS) and/or stock options. Based principally on sensitivity to stockholder concerns with stock option dilution and as it did in fiscal 2008, in fiscal 2009 the Committee allocated the full LTI compensation to PARS. PARS are distributed in shares of stock and typically have a performance period of five years. Generally, the PARS award may be distributed no earlier than 3.5 years after the award, if the target stock price is achieved. The Committee believes that the Company’s performance will reflect the contributions of management within the 3.5 year timeframe. If the target stock price is not achieved, the PARS award will be paid out at the end of the performance period, if the employee is still employed. The value of PARS fluctuates directly with changes in the price of stock, which ties executives’ interests directly to those of Stockholders. For executive officers, these awards also contain a two-year non-compete period after the expiration of the earning period of the awards, which provides additional Stockholder protection.

In line with the Company’s at-risk philosophy, the Committee determined the total amount of LTI to grant to each executive officer in accordance with the annual market rate and then made adjustments based on the Committee’s assessment of the relative value and performance of each individual or, in the case of the CEO, the Company’s fiscal 2008 financial performance, the relative Stockholder return and the market rate value of similar incentive awards to CEOs. In October 2008, the Committee granted the executive officers equity awards in the form of PARS with an October 2010 — September 2013 performance period. The target LTI for fiscal 2009 was one times total target cash compensation for the CEO and approximately 75% of base compensation for the Executive VP and CFO and 60% of base compensation for the Senior VP and General Counsel. The LTI targets were established by the Committee utilizing its assessment of the market data. The peer companies are significantly larger than the Company, as are their LTI awards, hence the Committee looked at the manufacturing group and the peer data with adjustments based on the Company’s size. The award to the CEO was in line with the Committee’s target of one times the CEO’s annual total cash compensation and fell below the median market rate.

The 2009 fiscal year awards set the stock price target at $51.75 for the acceleration of the full PARS awards, which was approximately 38% over the then-current share price of $37.54, and for acceleration of 50% of the PARS awards the stock price target was set at $48.40. This increase in the stock price targets was viewed as meaningful and challenging. No portion of these awards may be earned prior to fiscal 2011.

Equity Grant Procedures  The Company does not coordinate stock option or PARS grants with the release of material, non-public information. Company-wide equity grants, including equity grants to executive officers, are generally awarded on the date of the October or November Committee meeting when other compensation decisions are made. During the year, equity awards are made to new hires, promoted employees or in other special circumstances, generally on the first trading day of the month after hire or the date of the next Committee meeting. Since October 5, 2006, the exercise price of each of the stock option grants has been the market closing price on the grant date. Previously, the Company utilized the average of the high and low prices on the date of grant to determine the stock option grant price.

Other Compensation Elements

Perquisites  The Company also provides limited perquisites to the executive officers which have historically included country club membership, annual physical, financial planning and an auto allowance. The Committee annually reviews the types and value of the perquisites provided to the executive officers as part of its overall review of executive compensation. The Committee has determined the perquisites paid in fiscal 2009 to be reasonable.

Stock Ownership Guidelines  The Committee has established stock ownership guidelines for the CEO and the other executive officers. The guidelines currently set the minimum level of ownership at five times total cash compensation (base salary and annual cash bonus target) for the CEO and three times total cash compensation for the other executive officers. Newly appointed executive officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Unexercised stock options and unvested PARS are not included in determining the ownership amounts. All executive officers were in compliance at the end of fiscal 2009.

Retirement Benefits  Like other employees of the Company, executive officers are eligible for retirement benefits provided through a matched defined contribution program. The CEO and other executive officers are also eligible for a frozen benefit under the defined benefit retirement program, and the CEO and Senior VP and General Counsel are eligible for a frozen benefit under the supplemental executive retirement plan (the “SERP”). These plans were frozen in December of 2003 for all Company employees. The Company’s decision to end the accrual of benefits under the defined benefit retirement program is consistent with the compensation program’s lack of emphasis on risk-free or safety-net pay.

Severance Plan  Severance provisions in the event of a change of control benefit a company in the event of a change of control or a potential change of control by allowing executives who are parties to such arrangements to focus on continuing business operations and the success of a potential business combination rather than seeking alternative employment, thereby providing stability to a corporation during a potentially uncertain period. Accordingly, the Committee decided that it was in the Company’s best interest to adopt a Severance Plan, effective in 1995, which prescribes the compensation and benefits to be provided in the event of a change of control to certain executives, including the CEO and the other executive officers. The Company’s change of control arrangements were designed to provide executives with severance payments and certain other benefits in the event that their employment is terminated in connection with a change of control transaction. The Severance Plan provides severance benefits only if there is both (1) a change of control of the Company and (2) the employee’s employment is terminated by the Company (or any successor) without cause or if the employee terminates his or her employment for good reason, in each case within 36 months following a change of control.

If triggered, the executive will be entitled to all accrued, but unpaid compensation and benefits and a lump sum cash payment, which is designed to replicate the cash compensation (base salary and bonus), plus certain benefits, that the executive would have received had he or she remained employed for two years. The determination of the appropriate level of payments and benefits to be provided in the event of a change of control termination involved consideration of a number of factors. The compensation levels were determined based on a survey of the Company’s peers at the time the Severance Plan was adopted by the Company. Additionally, the 2007 Peer Group companies generally have adopted change of control arrangements which provide for payments of base salary, bonus and other benefits for periods ranging from two to three years. The Committee considered that a high-level executive, who is more likely to lose his or her job in connection with a change of control than other employees, may require more time than other employees in order to secure an appropriate new position, and, unless that executive was provided with change of control benefits, he or she may be motivated to start a job search early if a change of control is possible, to the detriment of the Company. Thus, the existence of the Severance Plan provides an incentive for the executive to remain with the Company until a change of control occurs. In addition, since payments are not provided under the Severance Plan unless there has been a change of control and a qualifying termination of employment, an acquirer who may wish to retain the Company’s management team during or after a transition period will have the opportunity to do so.

In addition, pursuant to the Company’s LTI plans, in the event of a change of control, stock option vesting is accelerated to the date of the change of control and earned PARS are distributed at that date. The balance of the PARS are distributed at the end of the fiscal year in which a change of control occurs if the executive is still employed by the Company (or any successor).

Employment Agreements for the CEO and Executive Officers  The Company has employment agreements (the “Agreements”) with each of the executive officers. These Agreements exclude separations due to a change of control or termination for cause, and provide for the payment of severance under a predetermined separation agreement, thereby providing for a more amicable separation in circumstances where a business change is warranted. The Agreements automatically renew at the end of each one-year term unless either party gives notice of non-renewal at least 180 days prior to expiration of the then-current term. The Agreements provide for payment of an annual base salary, subject to review for increase at the discretion of the Committee, participation in the Company’s PCP and ICP bonus plans, and eligibility for participation in the Company’s LTI plans and benefit plans and programs applicable to senior executives, and continuance of certain perquisites. For a specified period of time after a termination, the Agreements prohibit the executive officers from soliciting Company employees or disclosing confidential information. The Agreements also require that the executive officers provide limited consulting services on an as-requested basis following termination. The specifics regarding the cash compensation and benefits provided in the event of a qualifying separation are outlined in the Employee Agreement section on page 19.

The Committee periodically assesses the reasonableness of the Agreements to consider whether any changes are appropriate.

Limit on Deductibility of Certain Compensation  Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to an executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its Stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable certain bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by Stockholders as much as possible. While the Committee is limited in its ability to make discretionary bonus payments under the ICP, there are no such limitations under the PCP. Gains on stock option exercises may be deductible if granted under a Stockholder approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation not tied to Company performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution  The Company’s Code of Business Conduct and Ethics reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code will be subject to disciplinary action, including dismissal.

When appropriate, and in accordance with applicable law, the Company will seek restitution of any bonus, commission, or other compensation (including equity gains from stock options, PARS or other awards received by any employee) as a result of the employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” beginning on page 9 of this proxy statement.

Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009 for filing with the SEC.

The Human Resources and
Compensation Committee

J.D. Woods, Chairman
L.W. Solley
D.C. Trauscht

Summary Compensation Table

The following table contains information concerning compensation for fiscal 2009 for all services rendered in all capacities to the Company and its subsidiaries of the executive officers serving at September 30, 2009. Effective November 12, 2008, the position of A.S. Barclay changed from Vice President, Secretary and General Counsel to Senior Vice President, Secretary and General Counsel.

							Change in
							Pension Value &
						Non equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

V.L. Richey, Jr.	2009	$675,000	$369,000	$840,448	$80,711	$117,000	$116,905	$78,417	$2,277,481
Chairman, Chief	2008	615,000	267,300	553,043	133,308	283,500	0	74,268	1,926,419
Executive Officer &	2007	595,000	285,190	558,430	161,246	39,500	0	66,670	1,706,036
President
G.E. Muenster	2009	450,000	268,250	322,950	10,896	63,700	57,164	52,916	1,225,876
Executive Vice	2008	398,524	138,000	208,194	33,815	140,000	0	40,179	958,712
President & Chief	2007	310,000	95,290	195,700	59,464	13,000	0	35,357	708,811
Financial Officer
A.S. Barclay	2009	253,000	132,650	167,711	9,842	28,340	75,251	51,213	718,007
Senior Vice President,	2008	235,000	69,000	120,673	22,467	70,000	0	48,815	565,955
Secretary & General	2007	225,000	69,635	140,985	41,800	9,500	0	54,963	541,883
Counsel

(1)	Represents the cash awards earned under the Company’s Performance Compensation Plan discussed under the caption “Short Term Bonus” in the Compensation Discussion and Analysis.

(2)	Reflects the expenses recognized for financial statement reporting purposes for the fiscal years ended September 30, 2009, 2008 and 2007, as adjusted, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), for performance-accelerated restricted stock awards granted under the Company’s 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan, and does not correspond to the actual value that will be realized by the executive officers. See Note 11 of the Company’s fiscal year 2009 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the valuation of these amounts.

(3)	Reflects the expenses recognized for financial statement reporting purposes for the fiscal years ended September 30, 2009, 2008, and 2007, excluding forfeitures, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”), for stock option awards granted under the Company’s 2001 Stock Incentive Plan and 2004 Incentive Compensation Plan, and does not correspond to the actual value that will be realized by the executive officers. See Note 11 of the Company’s Annual Report on Form 10-K for a discussion of the valuation of these amounts.

(4)	Reflects the cash awards earned under the Company’s Incentive Compensation Plan for Executive Officers discussed under the caption “Short Term Bonus” in the Compensation Discussion and Analysis.

(5)	Represents the change in actuarial present value of the accumulated benefits under the Company’s Retirement Plan and the Supplemental Executive Reitrement Plan (SERP) from September 30, 2008 to September 30, 2009. The aggregate increase in present value for Messrs. Richey, Muenster and Ms. Barclay was $116,905, $57,164 and $75,251, respectively. The change in pension value includes the effect of changes in actuarial assumptions from year to year. In fiscal 2009, pension values increased due to the effect of changes in actuarial assumptions. The increase in pension value due to assumption changes for Messrs. Richey, Muenster and Ms. Barclay was $100,517, $49,976 and $65,604, respectively.

(6)	Comprised of the amounts provided in the table below:

				Defined	Employee
				Contribution	Stock
				Savings Plan	Purchase Plan
			Tax	Company	Company
Name and Principal Position		Perquisites(a)	Grossups(b)	Contributions	Contributions	Total

V.L. Richey, Jr.	FY 2009	$35,191	$8,942	$9,800	$24,484	$78,417
Chairman, Chief Executive	FY 2008	37,001	9,281	9,200	18,786	74,268
Officer & President	FY 2007	33,161	6,661	9,000	17,848	66,670
G.E. Muenster	FY 2009	$27,202	$21,219	$0	$4,495	$52,916
Executive Vice President &	FY 2008	30,555	5,666	0	3,958	40,179
Chief Financial Officer	FY 2007	26,898	5,366	0	3,093	35,357
A.S. Barclay	FY 2009	$32,785	$7,097	$9,726	$1,605	$51,213
Senior Vice President,	FY 2008	32,489	6,095	9,292	939	48,815
Secretary & General Counsel	FY 2007	31,816	8,345	9,238	5,564	54,963

(a)	Comprised of car allowance, financial planning, and Company cost related to the personal use of clubs.

GRANTS OF PLAN-BASED AWARDS

The following table provides information for fiscal 2009 for the executive officers regarding grants under the Incentive Compensation Plan for Executive Officers, the 2001 Stock Incentive Plan and the 2004 Incentive Compensation Plan.

						All Other
					All Other	Options		Grant
					Stock	Awards:	Exercise	Date
					Awards:	Number of	or Base	Fair Value
		Estimated Future Payouts Under			Number of	Securities	Price	of Stock
		Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Named Executive Officer	Date	($)	($)	($)	(#)(2)	(#)	($/Sh)	($)(3)

V.L. Richey, Jr.	10/01/08	$45,000	$225,000	$450,000	—	—	—	—
	10/08/08	—	—	—	29,968	—	—	$1,124,999
G.E. Muenster	10/01/08	$24,500	$122,500	$245,000	—	—	—	—
	10/08/08	—	—	—	13,850	—	—	$519,929
A.S. Barclay	10/01/08	$10,900	$54,500	$109,000	—	—	—	—
	10/08/08	—	—	—	5,780	—	—	$216,981

(1)	Represent fiscal 2009 threshold, target and maximum opportunities under the Company’s annual Incentive Compensation Plan (“ICP”) for Executive Officers. See “Compensation Discussion and Analysis”.

(2)	Represent performance-accelerated restricted shares (“PARS”) that will vest if the executive officer continues in the employment of the Company through the employment service period ending on September 30, 2013. However, 50% and 100% of these shares may be earned earlier, between October 1, 2010 and September 30, 2013, if stock price targets of $48.40 and $51.75, respectively, are met, and will vest on March 3 following the end of the fiscal year in which the target is achieved if the executive officer is still in the employ of the Company. Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares. See “Compensation Discusssion and Analysis”.

(3)	Estimated fair values of PARS were based upon the fair market value of $37.54 per share at the time of the awards in accordance with FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information as of the end of fiscal 2009 for the executive officers regarding outstanding awards of unexercised stock options and unvested performance-accelerated restricted stock.

		Option Awards				Stock Awards(1)
		Number of	Number of					Market
		Securities	Securities			Number of		Value of
		Underlying	Underlying			Shares		Shares or
		Unexercised	Unexercised	Option		or Units of		Units of
		Options:	Options:	Exercise	Option	Stock That		Stock
		Exercisable	Unexercisable	Price	Expiration	Have Not		That Have
Named Executive Officer	Grant Date	(#)	(#)	($)	Date	Vested (#)		Not Vested ($)

V.L. Richey, Jr.(2)	10/16/00	12,000	—	$8.610	10/16/2010	—		—
	10/17/01	28,000	—	$12.640	10/17/2011	—		—
	08/05/02	60,000	—	$14.520	08/05/2012	—		—
	11/09/05	15,050	—	$42.985	11/09/2010	—		—
	10/05/06	12,133	6,067	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	15,050	(3)	$592,970
	10/05/06	—	—	—	—	18,200	(4)	717,080
	11/09/07	—	—	—	—	27,450	(5)	1,081,530
	10/08/08	—	—	—	—	29,968	(6)	1,180,739
G.E. Muenster(2)	10/16/00	12,000	—	$8.610	10/16/2010	—		—
	10/17/01	9,576	—	$12.640	10/17/2011	—		—
	08/05/02	9,946	—	$14.520	08/05/2012	—		—
	10/04/04	6,400	—	$35.180	10/04/2009	—		—
	11/09/05	4,500	—	$42.985	11/09/2010	—		—
	10/05/06	3,366	1,684	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	4,500	(3)	$177,300
	10/05/06	—	—	—	—	5,050	(4)	198,970
	11/09/07	—	—	—	—	8,075	(5)	318,155
	02/06/08	—	—	—	—	5,350	(7)	210,790
	10/08/08	—	—	—	—	13,850	(6)	545,690
A.S. Barclay(2)	10/16/00	9,216	—	$8.610	10/16/2010	—		—
	10/17/01	16,000	—	$12.640	10/17/2011	—		—
	08/05/02	13,000	—	$14.520	08/05/2012	—		—
	11/09/05	3,400	—	$42.985	11/09/2010	—		—
	10/05/06	2,300	1,150	$45.810	10/05/2011	—		—
	11/09/05	—	—	—	—	3,400	(3)	$133,960
	10/05/06	—	—	—	—	3,450	(4)	135,930
	11/09/07	—	—	—	—	5,385	(5)	212,169
	10/08/08	—	—	—	—	5,780	(6)	227,732

(1)	Achievement of target levels is determined based on the average stock price over a period of thirty consecutive trading days. All awards provide for acceleration of vesting in the event of a change in control of the Company. Dividends, if any, will not be paid prior to the vesting and distribution of the shares.

(2)	The options that were granted on October 5, 2006 and remained unexercisable as of September 30, 2009 fully vested on October 5, 2009.

(3)	Shares of performance-accelerated restricted stock granted November 9, 2005 will vest if the executive officer continues in the employment of the Company through September 30, 2010. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $50 and $55, respectively, are achieved between October 1, 2008 and September 30, 2010. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(4)	Shares of performance-accelerated restricted stock granted October 5, 2006 will vest if the executive officer continues in the employment of the Company through September 30, 2011. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $59 and $63, respectively, are achieved between October 1, 2008 and September 30, 2011. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(5)	Shares of performance-accelerated restricted stock granted November 9, 2007 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(6)	Shares of performance-accelerated restricted stock granted October 8, 2008 will vest if the executive officer continues in the employment of the Company through September 30, 2013. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $48.40 and $51.75, respectively, are achieved between October 1, 2010 and September 30, 2013. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

(7)	Shares of performance-accelerated restricted stock granted February 6, 2008 will vest if the executive officer continues in the employment of the Company through September 30, 2012. Earlier vesting of 50% and 100% of the stock awards may be achieved if stock price targets of $45 and $48, respectively, are achieved between October 1, 2009 and September 30, 2012. These shares will vest and be distributed on March 31 of the year following the end of the fiscal year in which the target is achieved.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for the executive officers regarding, in the aggregate, stock options exercised and performance-accelerated restricted stock vesting during fiscal 2009.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Named Executive Officer	(#)	($)(1)	(#)	($)

V.L. Richey, Jr.	46,884	$814,073	n/a	n/a
G.E. Muenster	40,800	1,155,200	n/a	n/a
A.S. Barclay	47,800	1,273,711	n/a	n/a

(1)	Represents the difference between the exercise price and the fair market value of Company common stock on the date of exercise.

PENSION BENEFITS

At the time of the 1990 spin-off of the Company by Emerson Electric Co. (“Emerson”), the Company established a Retirement Plan (the “Retirement Plan”) in which the Company’s executive officers as well as other covered employees participate. Prior to the 1990 spin-off, the executive officers (other than Mr. Muenster, who was not then an employee) participated in one of the pension plans of Emerson or its subsidiaries. The Retirement Plan is substantially identical to the Emerson Retirement Plan at the time of the 1990 spin-off (the “Emerson Retirement Plan”). Under the Retirement Plan, a participant will be credited with his service under the Emerson Retirement Plan, but his benefit accrued under the Retirement Plan will be offset by his benefit accrued under the Emerson Retirement Plan as of September 30, 1990. Benefits under the Retirement Plan may be reduced under certain maximum provisions of the Internal Revenue Code. In 1993, the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) which provides that where any such reductions occur, the Company will pay a retirement supplement to certain executives including the executive officers (other than Mr. Muenster). The SERP was designed to maintain total retirement benefits at the formula level of the Retirement Plan. Effective December 31, 2003, both the Retirement Plan and the SERP were frozen with no increase in benefits accruing to participants.

These plans provide for fixed retirement benefits based on the participant’s credited years of service, five-year average compensation (the highest average annual cash compensation during any five consecutive years through 2003), and applicable Social Security covered compensation calculated as of December 31, 2003, the effective date of the freezing of the plans. Under the current law, the benefits amounts will not be subject to any reduction for Social Security or other offset amounts.

Effective January 1, 2004, the Company modified its existing Employee Savings Investment Plan (an employee benefit plan under section 401(k) of the Internal Revenue Code which is available to substantially all United States employees including the executive officers), through the addition of a Company cash match at a rate of 100% of employee contributions up to 3% of the employee’s eligible compensation, and 50% of employee contributions which are in excess of such 3%, up to 5% of the employee’s eligible compensation, subject to Internal Revenue Code limits. The amounts contributed in fiscal years 2007, 2008 and 2009 by the Company to the executive officers are listed in footnote (6) of the Summary Compensation Table under the heading “Defined Contribution Savings Plan Company Contributions.”

The amounts reported in the table below represent the present value of the accumulated benefit at September 30, 2009 for the executive officers under each plan based upon the assumptions described in footnote (1).

PENSION BENEFITS

		Number of	Present Value of
		Years	Accumulated	Payments
		Credited	Benefit	During Last
Name	Plan Name	Service (#)	($)(1)	Fiscal Year ($)

V.L. Richey, Jr.	Retirement Plan	18	$242,877	$0
	SERP	18	100,071	0
G.E. Muenster	Retirement Plan	13	156,313	0
	SERP	0	0	0
A.S. Barclay	Retirement Plan	16	197,297	0
	SERP	16	11,015	0

(1)	The accumulated benefit was frozen as of December 31, 2003. The present value has been calculated assuming that the executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable on the basis of a single life annuity with 60 months certain payment option. Except for the assumption that the executives remain in service and retire at age 65, the present value is based on the assumptions as described in Note 12 to the financial statements in the Company’s Annual Report for the fiscal year ended September 30, 2009. Specifically, the interest assumption is 5.5% and the post-retirement mortality assumption is based on the 2009 IRS Static Post Retirement mortality table reflecting projections to 2016 using Scale AA.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements effective on or about November 1, 1999 with Messrs. Richey and Muenster and Ms. Barclay. These employment agreements were amended to extend until November 2, 2004, and were further amended on May 5, 2004 to provide for automatic renewal after November 2, 2004 for subsequent one year periods unless a six month notice of non-renewal is given by the Company or the executive. In addition, the employment agreements were again amended effective October 3, 2007 to change (i) the compensation and benefits the executive would receive in the event of a termination by the Company other than for cause, as described below, and (ii) the definition of “Good Reason” in the context of the compensation and benefits the executive would receive if the Company terminated him or her for Good Reason, as described below.

The employment agreements provide for a base salary of not less than the executives’ fiscal year 1999 base salaries, as increased in accordance with the Company’s compensation policy, and an annual bonus in accordance with the Performance Compensation Plan and the Incentive Compensation Plan. These executives are also entitled to participate in any stock options, restricted stock or performance shares awards and other compensation as the Company’s Human Resources and Compensation Committee shall determine. They are also entitled to participate in all employee benefit programs of the Company applicable to senior executives, and the Company will continue to provide certain perquisites, including financial planning, an automobile allowance and club membership.

The Company has the right to terminate the employment of the executive officers at any time upon thirty days notice for cause or without cause, and these executives have the right to resign at any time upon thirty days notice.

Cause is defined in the agreements as an executive’s willful failure to perform his or her duties, disability or incapacity extending for nine consecutive months, willful misconduct, conviction of a felony, breach of any material provision of the employment agreement, or a determination by the Board that the executive committed fraud, embezzlement, theft or misappropriation against the Company. If an executive’s employment is terminated by the Company other than for cause, or if an executive terminates his employment following certain actions by the Company (i.e. for “Good Reason”), such as materially failing to comply with the agreement, materially reducing the executive’s responsibilities or requiring the executive to relocate, the executive will be entitled to receive certain compensation and benefits. In the case of such a termination, Mr. Richey and Mr. Muenster will receive for two years, and Ms. Barclay will receive for one year: (i) at their election, their base salary and bonus (calculated to be no less than the annual percentage of base salary under the bonus plans for the last fiscal year prior to termination) in either a lump sum on the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the calendar year following the calendar year of termination, or in equal biweekly installments up until the regularly scheduled payroll date coinciding with or immediately preceding March 15 of the year following termination, at which time any balance will be paid in a lump sum, (ii) immediate vesting of outstanding stock options and immediate vesting and payout of earned performance-accelerated restricted shares, and (iii) continuation of certain employee benefits and perquisites. If an executive’s employment is terminated in connection with a Change in Control (as defined), the executive will not receive the foregoing benefits, and will receive instead the benefits payable under the Company’s Severance Plan.

The employment agreements prohibit the executives from disclosing confidential information or trade secrets concerning the Company, and for a specific period from soliciting employees of the Company and from soliciting customers or distributors of the Company.

SEVERANCE PLAN

The Company has established a Severance Plan (the “Plan”) covering the executive officers. Under the Plan, following an occurrence of a Change in Control, each of the executive officers will be entitled to be employed by the Company for a three year employment period during which he or she will: (i) be paid a minimum base salary equal to his or her base salary prior to the Change in Control, and a minimum annual bonus based on the average of his or her bonuses during the last five preceding fiscal years, disregarding the highest and lowest such years, and (ii) continue to receive the employee benefits to which he or she was entitled prior to the Change in Control. During this employment period, if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer terminates his or her employment for good reason following certain actions by the Company, such as materially failing to comply with the provisions of the Plan, a material diminution in his or her authority, duties or responsibilities or base salary, or requiring him or her to relocate, he or she will be entitled to receive, among other things, a cash lump sum equal to the aggregate of: (i) any unpaid current base salary; (ii) any unpaid deferred compensation; (iii) a bonus calculated by multiplying the average of the past five years bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages, times the base salary earned from the start of the fiscal year in which the termination occurred to the date of the termination; and (iv) an amount calculated by multiplying two times the sum of (x) the current annual base salary and (y) such annual base salary multiplied by the average of the past five years’ bonus percentages (ratio of annual bonus to annual base salary), disregarding the highest and lowest percentages. In addition, he or she will receive the continuation of his or her employee benefits for two years. Change in Control is defined to include (1) an acquisition of beneficial ownership of at least 20% of the common stock or voting power of the Company, (2) a change in the majority of Board members except as a result of the election of directors approved by the Board of Directors, or (3) a merger, reorganization or similar type of transaction after which there is a greater than 50% change in beneficial ownership of the common stock of the Company. The Company may amend the Plan, but no amendment adverse to the rights of the executive officers will be effective unless notice thereof has been given by the Company to the affected executive officer(s) at least one year prior to the occurrence of a Change in Control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information and tables below reflect the compensation and benefits to be provided to the executive officers of the Company in the event of a termination of employment at, following, or in connection with a change in control or other termination of employment. The tables reflect the additional compensation and benefits to be provided to the executive officer because of such termination of employment. The amounts shown assume that such termination was effective as of the close of business on September 30, 2009, the end of the Company’s last fiscal year. The actual amounts to be paid would be determinable only at the time of the actual termination of employment.

PAYMENTS/BENEFITS FOLLOWING A CHANGE IN CONTROL

Under the Severance Plan described above, assuming that subsequent to a Change in Control, the termination of the employment of the executive officer by the Company other than for cause, death or disability or by the executive officer for good reason occurred on September 30, 2009, during the three-year employment period, the executive officer would be entitled to a lump sum payment as defined in the Severance Plan section above. The executive officer also would be entitled to the continuation for two years of all medical, disability, dental, life insurance, club membership and automobile benefits as favorable as those to which he or she was entitled on the date of termination, or reimbursement for the cost thereof. In addition, the executive officer’s stock options would vest and become exercisable and his or her earned and unearned shares of performance-accelerated restricted stock would vest and be distributed, as provided in the award agreements.

PAYMENTS/BENEFITS UPON DEATH OR DISABILITY

The Company has employment agreements with each of the executive officers which are described above. Assuming the executive officer’s employment was terminated because of death or disability, under the employment agreement he or she would receive benefits under the Company’s disability plan or the Company’s life insurance plans, as applicable. In addition, the executive officer’s vested stock options would remain exercisable for three months in the case of death and for one year in the case of disability.

PAYMENTS/BENEFITS UPON TERMINATION BY THE EMPLOYEE WITH GOOD REASON OR BY THE COMPANY WITH NO REASON

Assuming the executive officer terminated his or her employment for good reason following certain actions by the Company or the Company terminated his or her employment for reasons other than cause, death or disability, under the employment agreement the Company would continue to pay his or her base salary and bonus for two years following termination for Mr. Richey and Mr. Muenster and for one year for Ms. Barclay; however, each executive officer could elect to receive these payments in lump sums on or about March 15 of the calendar year following the calendar year in which the termination occurs. Further, certain benefits would continue after such termination. In addition, the executive officer’s outstanding stock options would vest and become exercisable and his or her earned but unvested shares of performance-accelerated restricted stock would vest and be distributed. These payments and benefits would be conditioned upon the executive officer not soliciting employees, customers or distributors of the Company for a specified period. In addition, the executive officer would be required to execute the Company’s standard severance agreement and release.

PAYMENTS UPON TERMINATION BY THE EMPLOYEE WITHOUT GOOD REASON

Assuming the executive officer terminated his or her employment without good reason, he or she would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

PAYMENTS UPON TERMINATION BY THE COMPANY WITH CAUSE

Assuming the executive officer’s employment was terminated by the Company with cause, under the employment agreement the executive officer would not be entitled to payment of continued compensation or benefits. The Human Resources and Compensation Committee of the Board of Directors could agree, in its discretion, to permit the executive officer to exercise his or her vested stock options for three months after such termination.

Incremental Compensation in the Event of Termination as a Result of the Following Events:

Victor L. Richey, Jr.

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control(1)		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$0		$0	$0	$1,350,000	(2)	$0	$0
Bonus	$486,675	(3)	$0	$0	$900,000	(4)	$0	$0
Severance Payment	$2,323,350	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$2,810,025		$0	$0	$2,250,000		$0	$0
Stock and Option Award Opportunities
Stock Options(6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock(7)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$3,572,319		$0	$0	$0		$0	$0

Total Awards	$3,572,319		$0	$0	$0		$0	$0
Total Direct Compensation	$6,382,344		$0	$0	$2,250,000		$0	$0
Benefits(8)
Broad-Based Benefits	$26,891		$0	$0	$2,108		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits / Perquisites	$91,084		$0	$0	$99,021		$0	$0

Total Benefits	$117,975		$0	$0	$101,129		$0	$0
Total Incremental Pay	$6,500,319		$0	$0	$2,351,129		$0	$0

G. E. Muenster

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control(1)		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$0		$0	$0	$900,000	(2)	$0	$0
Bonus	$249,750	(3)	$0	$0	$490,000	(4)	$0	$0
Severance Payment	$1,399,500	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$1,649,250		$0	$0	$1,390,000		$0	$0
Stock and Option Award Opportunities
Stock Options(6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock(7)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$1,450,905		$0	$0	$0		$0	$0

Total Awards	$1,450,905		$0	$0	$0		$0	$0
Total Direct Compensation	$3,100,155		$0	$0	$1,390,000		$0	$0
Benefits(8)
Broad-Based Benefits	$32,579		$0	$0	$3,621		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$72,934		$0	$0	$81,569		$0	$0

Total Benefits	$105,513		$0	$0	$85,190		$0	$0
Total Incremental Pay	$3,205,668		$0	$0	$1,475,190		$0	$0

Alyson S. Barclay

					Termination by
					Employee w/ Good		Termination by
					Reason or by		Employee	Termination
	Change of				Employer w/ No		Without	by Employer
Pay Element	Control(1)		Death	Disability	Reason		Good Reason	With Cause

Cash Compensation
Base Salary	$0		$0	$0	$253,000	(2)	$0	$0
Bonus	$133,331	(3)	$0	$0	$109,000	(4)	$0	$0
Severance Payment	$772,662	(5)	$0	$0	$0		$0	$0

Total Cash Compensation	$905,993		$0	$0	$362,000		$0	$0
Stock and Option Award Opportunities
Stock Options(6)	$0		$0	$0	$0		$0	$0
Perf Accelerated Restricted Stock(7)
- Earned	$0		$0	$0	$0		$0	$0
- Unearned (accelerated)	$709,791		$0	$0	$0		$0	$0

Total Awards	$709,791		$0	$0	$0		$0	$0
Total Direct Compensation	$1,615,784		$0	$0	$362,000		$0	$0
Benefits(8)
Broad-Based Benefits	$36,008		$0	$0	$5,284		$0	$0
Retirement Benefits	$0		$0	$0	$0		$0	$0
Other Executive Benefits/Perquisites	$74,194		$0	$0	$52,131		$0	$0

Total Benefits	$110,202		$0	$0	$57,415		$0	$0
Total Incremental Pay	$1,725,986		$0	$0	$419,415		$0	$0

FOOTNOTES TO ABOVE THREE TABLES

(1)	Upon a Change of Control, the executive officer would be subject to a reduction in compensation if the reduction would create a more favorable net-after-tax benefit under the Internal Revenue Code section 4999 “golden parachute” excise tax. Based on the calculations under section 4999 as applied to the amounts shown in the table, the executive officer would not be subject to this excise tax and no reduction in benefits would be necessary. For purposes of these calculations, it was assumed that all vesting stocks and options would be cashed out by the acquiring entity.

(2)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual base salary in effect at September 30, 2009 multiplied by two for Mr. Richey and Mr. Muenster, and by one for Ms. Barclay.

(3)	As calculated under the terms of the Severance Plan (page 28, clause (iii) hereof). The amount shown is in lieu of any annual bonus for fiscal 2009 which would have otherwise been paid except for the termination.

(4)	As calculated under the terms of the executive officer’s employment agreement. The amount shown represents the annual cash bonus target percentage of total cash compensation for fiscal 2009 multiplied by two for Mr. Richey and Mr. Muenster and by one for Ms. Barclay.

(5)	As calculated under the terms of the Severance Plan (page 28, clause (iv) hereof).

(6)	No unvested stock options would become vested.

(7)	Represents earned and unearned shares that would be accelerated and distributed, based on the closing market price of $39.40 of the Company’s common stock on September 30, 2009.

(8)	The amounts shown represent the projected benefit cost to continue benefits in accordance with the executive officer’s employment agreement and the provisions of the Severance Plan. Included in the Total Benefits are auto, club, financial planning, broad-based benefits (health insurance and disability premiums) and club tax gross up. In addition, an estimated outplacement fee of $15,000 is included.

Security Ownership Of Directors and Executive Officers

The following table sets forth certain information with respect to the number of Common Shares beneficially owned by the directors and executive officers of the Company as of December 4, 2009. Except as otherwise noted, each person has sole voting and investment power as to his or her shares.

	Number of	Percent of
	Common Shares	Outstanding
Name of Beneficial Owner	Beneficially Owned(1)	Common Shares

A.S. Barclay	123,782	(2)
J.M. McConnell	20,140 (3)	(2)
G.E. Muenster	171,983	(2)
V.L. Richey, Jr.	359,561	1.4%
L.W. Solley	17,350	(2)
J.M. Stolze	29,400 (4)	(2)
D.C. Trauscht	20,400	(2)
J.D. Woods	16,625	(2)
All directors and executive officers as a group (8 persons)	759,241	2.8%

(1)	Includes the following Common Shares covered by employee stock options which the individual has the right to acquire within 60 days after December 4, 2009: Ms. Barclay 45,066, Mr. Muenster 41,072, Mr. Richey 133,250 and all directors and executive officers as a group 219,388.

(2)	The percentage of total outstanding Common Shares beneficially owned by this individual does not exceed 1%.

(3)	Includes 4,120 stock equivalents credited to Mr. McConnell’s deferred compensation account under the Compensation Plan for Non-Management Directors.

(4)	Includes 17,400 stock equivalents credited to Mr. Stolze’s deferred compensation account under the Compensation Plan for Non-Management Directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to each person known by the Company to beneficially own more than five percent of the outstanding Common Shares as of December 4, 2009:

	Number of		Percent
Name and Address of	Common Shares		of Outstanding
Beneficial Owner	Beneficially Owned		Common Shares

Columbia Wanger Asset Management, L.P.	3,457,450	(1)	13.1%
227 West Monroe, Suite 3000 Chicago, IL 60606
Waddell & Reed Financial, Inc., et al	2,869,996	(2)	10.9%
6300 Lamar Ave. Overland Park, KS 66202
The Bank of New York Mellon Corporation	2,679,008	(3)	10.1%
One Wall Street, 31st Floor New York, NY 10286
BlackRock, Inc.	1,875,300	(4)	7.1%
40 East 52nd New York, NY 10022
Barclays Global Investors N.A.	1,825,000	(4)	6.9%
400 Howard Street San Francisco, CA 94105

(1)	Based on information provided by Columbia Wanger Asset Management, L.P. (“CWAM”), the investment advisor to the following registered owners: Columbia Acorn Fund, 2,200,000 shares; Columbia Acorn USA, 587,000 shares (Columbia Acorn Trust owns 2,787,000 shares); Wanger USA, 452,300 shares; Wanger US Smaller Companies, a portfolio of Wanger Investment Company PLC, 39,000 shares; Fairfax County Employees’ Retirement, 25,000 shares; Fleet Bank Pension, 19,500 shares; New America Small Caps, 3,450 shares; Oregon State Treasury, 120,000 shares; Optimum Small Cap Growth, 11,200 shares. CWAM and its general partner, WAM Acquisition G.P., hold shared voting power and investment power with the registered owners as to the 3,457,450 shares.

(2)	Based on information provided by Waddell & Reed Financial, Inc., which holds sole voting and disposition powers for the 2,869,996 shares.

(3)	Based on information contained in Schedule 13G dated April 30, 2009 filed with the SEC by The Bank of New York Mellon Corporation, which holds sole voting power for 2,452,243 shares, shared voting power for 150,480 shares, sole dispositive power for 2,678,861 shares and shared dispositive power for 147 shares.

(4)	Based on information as of November 30, 2009 provided by the Company’s shareholder analyst consultant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the SEC initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2009, all Section 16(a) reports applicable to its officers, directors and greater than ten percent beneficial owners were timely filed.

II.  PROPOSAL TO RATIFY COMPANY’S APPOINTMENT OF KPMG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010

The Board of Directors unanimously recommends a vote FOR the appointment of KPMG LLP as independent registered public accounting firm for the fiscal year ending September 30, 2010.

The Audit and Finance Committee has appointed KPMG LLP, an independent registered public accounting firm, as independent public accountants of the Company for the fiscal year ending September 30, 2010.

KPMG LLP or its predecessor firms have served as the independent public accountants of the Company since its incorporation in 1990. A representative of KPMG LLP is expected to be present at the 2010 Annual Meeting with the opportunity to make a statement and respond to appropriate questions from Stockholders.

Although this appointment is not required to be submitted to a vote of Stockholders, the Board of Directors believes it is appropriate to request that the Stockholders ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2010. If the Stockholders do not ratify this appointment, the Audit and Finance Committee will investigate the reasons for Stockholder rejection and will reconsider the appointment.

III.  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SERVICES AND FEES

The Audit and Finance Committee (the “Committee”) has adopted pre-approval policies and procedures requiring that the Committee pre-approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. In accordance with this policy, the Committee has pre-approved and has set specific quarterly limitations on fees for the following categories of services: general accounting and SEC consultation, compliance with pertinent legislation, general taxation matters and tax returns. Services which have not received specific pre-approval by the Committee must receive such approval prior to the rendering of the services.

The following fees were paid to KPMG LLP for services rendered for each of the last two fiscal years:

	2009	2008

Audit Fees	$985,000	$1,176,000
Audit-Related Fees	—	—
Tax Fees	2,000	—
All Other Fees	—	—
Total KPMG LLP Fees Paid	$987,000	$1,176,000

Audit Fees primarily represent amounts paid for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K, or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including expressing an opinion on the Company’s internal control over financial reporting.

Audit-Related Fees represent amounts paid for services for acquisition due diligence and other assurance and related services that are reasonably related to the performance of the audit or review of financial statements, but which are not included under Audit Fees above.

Tax Fees represent amounts paid for tax compliance, tax advice and tax planning services.

In the process of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010, the Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

IV.  VOTING

The affirmative vote of the holders of a majority of the Common Shares entitled to vote which are present in person or represented by proxy at the 2010 Annual Meeting is required to elect directors, to ratify the Company’s appointment of the independent registered public accounting firm for fiscal 2010, and to act on any other matters properly brought before the meeting. Common Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors, proxies which are marked “Abstain” on the proposal to ratify the selection of independent public accountants, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the Common Shares represented thereby were voted against nominee or nominees, against such proposal to ratify the appointment of the independent registered public accounting firm, and against such other matters, respectively. Common Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the meeting as to such matter or matters.

The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

V.  STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the 2011 Annual Meeting must be received by the Company by August 20, 2010 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with regulations governing the solicitation of proxies.

In order for a Stockholder to nominate a candidate for director, under the Company’s Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 50 days notice or prior public disclosure of the date of the meeting, then the Stockholder must give such notice within ten days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

In order for a Stockholder to bring other business before a Stockholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor and other specified matters. The Board may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Stockholder action in accordance with the provisions of applicable law. These requirements are separate from and in addition to the requirements a Stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

In each case, the notice must be given to the Secretary of the Company, whose address is 9900A Clayton Road, St. Louis, MO 63124-1186. Any Stockholder desiring a copy of the Company’s Articles of Incorporation or Bylaws will be furnished one without charge upon written request to the Secretary.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ESCO TECHNOLOGIES INC.

     The undersigned, as holder of record of the common stock of ESCO TECHNOLOGIES INC. (the “Company”), does hereby appoint G.E. Muenster and A.S. Barclay, or either of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of the Company, to be held on February 4, 2010, commencing at 9:30 A.M., St. Louis time, at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 and at any and all adjournments of such meeting, and to vote all the shares of common stock of the Company standing on the register of the Company’s stock transfer agent in the name of the undersigned as follows, and in their discretion on such other business as may properly come before the meeting:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

				With-	For All
			For	hold	Except
1.	Election of Directors of all nominees listed (except as marked to the contrary below):		☐	☐	☐
	V.L. RICHEY, JR.	J.M. STOLZE
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Ratification of Company’s Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year Ending September 30, 2010.		For ☐	Against ☐	Abstain ☐
MANAGEMENT RECOMMENDS A VOTE FOR THE
ABOVE PROPOSALS.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     The undersigned hereby acknowledges access to the Notice of the Annual Meeting and accompanying Proxy Statement dated December 22, 2009, and 2009 Annual Report to Stockholders.
     The proxies will vote your common stock in the manner directed herein by the undersigned Stockholder.
If no direction is made, this proxy will be voted FOR each of these Proposals.
     Please sign exactly as your name appears on this form. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signing on behalf of a corporation, please sign in full corporate name by President or other authorized officer. If signing on behalf of a partnership, please sign in partnership name by authorized person.

     Detach above card, sign, date and mail in postage paid envelope provided.
ESCO TECHNOLOGIES INC.

PLEASE ACT PROMPTLY
     PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
December 22, 2009
     Dear Stockholder:
     The Annual Meeting of Stockholders of ESCO Technologies Inc. will be held at the Company’s headquarters located at 9900A Clayton Road, St. Louis County, Missouri 63124 at 9:30 A.M., St. Louis time, on Thursday, February 4, 2010.
     It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.
     Thank you.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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